Exhibit 99.1 (b) 4
Normalized
CONSOLIDATED STATEMENTS OF INCOME
NDCHealth Corporation and Subsidiaries

(In thousands, except per share data)

	Year Ended
	May 31, 2002	May 31, 2001
Revenues:
Information management	$150,399	$136,616
Network services and systems	198,622	176,015

	349,021	312,631

Operating expenses:
Cost of service	172,703	154,496
Sales, general and administrative	74,696	71,081
Depreciation and amortization	23,951	31,615

	271,350	257,192

Operating income	77,671	55,439

Other income (expense):
Interest and other income	1,779	755
Interest and other expense	(9,693)	(8,038)
Minority interest in losses	1,863	1,137

	(6,051)	(6,146)

Income before income taxes and equity in losses of affiliated companies:
Information management	25,314	18,225
Network services and systems	46,306	31,068

	71,620	49,293

Provision for income taxes	25,781	18,978

Income before equity in losses of affiliated companies	45,839	30,315
Equity in losses of affiliated companies, net of income taxes	(2,064)	(751)

Net income	$43,775	$29,564

Basic earnings per share	$1.28	$0.90

Shares	34,087	33,009
Diluted earnings per share:	$1.23	$0.87

Shares	39,636	34,153

Normalized results for the year ended May 31, 2002 exclude revenues and operating expenses related to divested businesses of $4.4 million and $4.9 million respectively. For the year ended May 31, 2001 normalized results exclude revenues and operating expenses related to divested businesses of $24.4 million and $23.9 million, respectively, valuation adjustment in Medscape investment of $7.0 million, restructuring and impairment charges primarily related to consolidation of locations and associated staff and expense reductions of $2.2 million, and discontinued operations of $8.3 million.